STOCK SUBSCRIPTION AGREEMENT


     THIS AGREEMENT by and between Pilgrim Baxter &Associates, Ltd. ("Pilgrim Baxter") and PBHG Insurance Series Fund, Inc. ("PBHG Insurance Fund"), a corporation organized and existing under and by virtue of the laws of the State of Maryland.

     In consideration of the mutual promises set forth herein, the parties agree as follows:

     1) PBHG Insurance Fund agrees to sell to Pilgrim Baxter and Pilgrim Baxter hereby subscribes to purchase the specified number of shares of common stock of the following six (6) series of the PBHG Insurance
          Fund: 1,667 shares of the PBHG Growth II Portfolio; 1,667 shares of the PBHG Large Cap Growth Portfolio; 1,667 shares of the PBHG Small Cap Value Portfolio; 1,667 shares of the PBHG Large Cap Value Portfolio; 1,666 shares of the PBHG Technology and Communications Portfolio; and 1,666 of the PBHG Select 20 Portfolio (together, the "Shares"), each with a par value of $.01 per Share, at a price of ten dollars ($10.00) per each Share.

     2) Pilgrim Baxter agrees to pay $100,000 for all such Shares at the time of their issuance, which shall occur upon call of the President of PBHG Insurance Fund, at any time on or before the effective date of PBHG Insurance Fund's Registration Statement filed by PBHG Insurance Fund on Form N-1A with the Securities and Exchange Commission ("Registration Statement") on January 9, 1997.

     3) Pilgrim Baxter acknowledges that the Shares to be purchased hereunder have not been, and will not be, registered under the federal securities laws and that, therefore, the PBHG Insurance Fund is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Pilgrim Baxter also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that Pilgrim Baxter may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

     4) Pilgrim Baxter represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof.


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     5)   Pilgrim Baxter agrees that it will not sell or dispose of the Shares or any part thereof unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 6th day of March, 1997.

                                  PILGRIM BAXTER & ASSOCIATES, LTD.

                                  By: /s/ Harold J. Baxter
                                      -----------------------------------------
                                      Name:  Harold J. Baxter
                                      Title: Chairman & Chief Executive Officer


                                  PBHG INSURANCE SERIES FUND, INC.

                                  By: /s/ Gary L. Pilgrim
                                      -----------------------------------------
                                      Name:  Gary L. Pilgrim
                                      Title: President